UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 14, 2016

IGNITE RESTAURANT GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35549	94-3421359
(State or other jurisdiction of Company or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10555 Richmond Avenue, Houston, Texas	77042
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 366-7500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 14, 2016, Ignite Restaurant Group, Inc. (the “Company”) received a letter from the NASDAQ Stock Market stating that the Company was not in compliance with NASDAQ Marketplace Rule 5450(a)(1) because its common stock had a closing bid price below the minimum closing bid price of $1.00 for the last 30 consecutive business days.

This notification has no immediate effect on the listing of the Company’s common stock.

In accordance with NASDAQ rules, the Company has a period of 180 calendar days to regain compliance with the minimum closing bid price rule. If at any time before April 12, 2017, the Company’s closing bid price is at least $1.00 for a minimum of ten consecutive business days, NASDAQ will notify the Company that it has regained compliance with the closing bid price rule.

The Company has notified NASDAQ of its intention to regain compliance with the NASDAQ closing bid price requirement. The Company was previously notified on July 28, 2016 that it was not in compliance with the Market Value of Publicly Held Shares requirement. The Company is in compliance with all other NASDAQ listing standards.

If the Company is unable to demonstrate compliance with Rule 5450(a)(1) by April 12, 2017, the Company may be eligible for additional time to regain compliance. The Company must submit an application and a nominal fee for such consideration.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 19, 2016

IGNITE RESTAURANT GROUP, INC.

By:	/s/ Brad A. Leist
Brad A. Leist
Senior Vice President and Chief Financial Officer